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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 3, 1998, except for Note 10, for which the date is March 5, 1998, which appears on page 30 of the 1997 Annual Report to Shareholders of Personnel Group of America, Inc. (the ''Company''), which is included as Exhibit 13.1 of the Company's Form 10-K for the year ended December 28, 1997. We also consent to the references to us under the headings ''Experts'' and ''Selected Financial Data'' in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such ''Selected Financial Data.''


/s/ PRICE WATERHOUSE LLP

Price Waterhouse LLP
Charlotte, North Carolina



APRIL 20, 1998